Exhibit (l)(1)

September 19, 2018

ClearBridge Energy MLP Fund Inc.

620 Eighth Avenue, 49th Floor

New York, New York 10018

Ladies and Gentlemen:

We have acted as counsel to ClearBridge Energy MLP Fund Inc., a closed-end investment company organized as a Maryland corporation (the “Company”), in connection with the Registration Statement on Form N-2, File Nos. 333-226127 and 811-22405 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the Investment Company Act of 1940, as amended, relating to shares of common stock of the Company, par value $0.001 per share (the “Shares”). The Shares may be issued and sold from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus and the statement of additional information contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act for an aggregate initial offering price not to exceed $150,000,000.

We have examined the Registration Statement and Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company (the “Board of Directors”) relating to (a) the registration, sale and issuance of the Shares and (b) the creation and delegation of authority to a pricing committee of the Board of Directors in connection therewith, certified as of the date hereof by the Assistant Secretary of the Company. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the opinion of Morrison & Foerster LLP dated the date hereof upon which we are relying as to matters of Maryland law, we are of the opinion that the Shares are duly authorized and, upon issuance and delivery of the Shares as contemplated by the Resolutions and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the State of Maryland, we have relied upon the opinion of Morrison & Foerster LLP dated the date hereof.

We do not express any opinion herein concerning any law other than, to the extent set forth herein, the law of the State of Maryland.

We hereby consent to the filing of this opinion letter as Exhibit (l)(1) to the Registration Statement and to the use of our name under the caption “Legal Opinions” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP

2